Exhibit 99.2

From the desk of: Mark D. Weber President & Chief Executive Officer

To:                                         All Supreme Industries Employees

Date:                              August 9, 2017

Subject:               Wabash — Supreme Announcement

Supreme Employees,

I have very positive news to share with you about a significant announcement we made last evening describing Wabash National Corporation’s intent to acquire Supreme Industries.

Together, we have built a market-leading truck body manufacturing company with a strong focus on providing optimized solutions for our customers. We should all be extremely proud of the success of our company over the last 43 years. Now, we intend to take the next step in our progression to becoming the best truck body manufacturer, by joining the best trailer manufacturer.

Wabash National is the #1 producer of semi-trailers and liquid transportation systems in North America — and the second largest in the world. The company began as a dry van trailer manufacturer in 1985 in Lafayette, Indiana, with 20 entrepreneurs who shared a passion for their tradecraft. The business has continued to evolve from primarily a van trailer manufacturer to a diversified industrial manufacturer with a broader product offering, including platform trailers, tank trailers, truck-mounted tanks, truck bodies, dairy silos, aviation refuelers, and even pharmaceutical equipment.

It is important to emphasize that this development was a direct result of our significant accomplishments over the last several years as we improved our products, manufacturing processes and delivered upon our customer centric value proposition. I sincerely believe that this opportunity will yield the best outcome for the long-term growth of our company and broader opportunities for our employees. Our Board of Directors believe this transaction will accelerate our growth initiatives, leverage the combined purchasing scale and expand operational improvement savings. Your continued contributions and dedication to our success has allowed us to become a recognized leader in our industry, and has made participation in this transaction possible.

We expect the transaction to close in the fourth quarter, subject to customary closing conditions and regulatory approvals. Rest assured you will be hearing more about what this acquisition will mean for you, our customers, our company, and our supplier and dealer partners after the deal closes. As always, our customers are the first priority, and while this announcement will likely create some industry noise, our job is to make sure we remain laser focused on meeting customer expectations, all day, every day. I know we can count on you to continue operating with a high level of customer focus.

You can also imagine this announcement is likely to generate an increased number of inquiries about Supreme. As always, it is important that we speak with one voice and not feed speculation. If you receive any inquiries from customers, dealers, suppliers, news organizations, or others, please immediately forward them to me. On behalf of the Board of Directors and our Management team, we truly appreciate your continued support.

Regards,

Mark D. Weber

President and Chief Executive Officer

Supreme Note Regarding Forward-Looking Statements

This communication contains forward-looking statements. Any statements contained herein which do not describe historical facts are forward-looking statements, including but not limited to, statements regarding: the proposed transaction between Wabash National Corporation and Supreme Industries, Inc.; the expected timetable for completing the transaction; and strategic and other potential benefits of the transaction. These and other forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Such risks and uncertainties include the risk that the conditions to the offer or the merger set forth in the agreement and plan of merger will not be satisfied or waived, uncertainties as to the timing of the tender offer and merger, uncertainties as to how many Supreme stockholders will tender their stock in the offer, the risk that competing offers will be made, changes in either companies’ businesses during the period between now and the closing, the successful integration of Supreme into Wabash’s business subsequent to the closing of the transaction, adverse reactions to the proposed transaction by customers, suppliers or strategic partners, and other factors affecting the businesses of the companies that are discussed in Supreme Industries’ and Wabash National Corporation’s Annual Reports on Form 10-K for the year ended December 31, 2016 and in their respective other filings with the U.S. Securities and Exchange Commission.

About the Tender Offer

THE COMMUNICATION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SHARES OF SUPREME INDUSTRIES COMMON STOCK. THE TENDER OFFER DESCRIBED IN THIS DOCUMENT HAS NOT YET COMMENCED.  At the time the offer is commenced, Wabash and Redhawk Acquisition Corporation., a Delaware corporation and a wholly owned subsidiary of Wabash, will file a Tender Offer Statement on Schedule TO with the United States Securities and Exchange Commission (“SEC”), and Supreme will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer.  SUPREME STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT, INCLUDING ALL AMENDMENTS TO THOSE MATERIALS. THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION, WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER.  These documents will be made available to all stockholders of Supreme at no expense to them. The Tender Offer Statement and the Solicitation/Recommendation Statement will be available without charge at the SEC’s web site, at http://www.sec.gov. Free copies of these materials (when available) will be sent to Supreme’s stockholders by the information agent for the offer.